Exhibit 99.1

Columbia Sportswear Company Reports Record First Quarter 2003 Results;
       Company Announces Fall Backlog Increase of 10.4 percent

    PORTLAND, Ore.--(BUSINESS WIRE)--April 24, 2003--Columbia
Sportswear Company (Nasdaq:COLM):

    Highlights:

    -- Global sales increased 17.9 percent to a first quarter record of $168.9 million.

    -- First quarter gross margins expanded 270 basis points to 45.4 percent.

    -- Operating margin increased 360 basis points to 14.0 percent in the first quarter.

    -- Net income increased 65.6 percent to $14.9 million, a first quarter record, or $0.37 per diluted share, vs. $0.22 last year.

    --  Global fall product backlog, excluding recently acquired
        Mountain Hardwear, increased 10.4 percent to $571.7 million.

    Columbia Sportswear Company (Nasdaq:COLM), a global leader in the active outdoor apparel and footwear industries, today announced record first quarter net sales of $168.9 million for the quarter ended March 31, 2003, an increase of 17.9 percent over net sales of $143.3 million for the same period of 2002.
    The Company reported net income for the first quarter of $14.9 million, a 65.6 percent increase over net income of $9.0 million for the same period of 2002. Earnings per share for the first quarter of 2003 were $0.37 (diluted) on 40.4 million weighted average shares, compared to earnings per share of $0.22 (diluted) for the first quarter of 2002 on 40.0 million weighted average shares. The Company completed its acquisition of Mountain Hardwear, Inc. on March 31, 2003. First quarter results do not include income or expense of Mountain Hardwear operations.
    Compared to the first quarter of 2002, U.S. sales increased by 9.8 percent to $99.6 million, Canadian sales increased by 39.2 percent to $18.1 million, European sales increased by 27.8 percent to $32.2 million and Other International sales increased 31.9 percent to reach $19.0 million for the first quarter of 2003.
    When measured in constant dollar terms, Canadian sales grew by
32.1 percent, European sales increased by 3.4 percent, and Other International sales increased 23.2 percent for the first quarter of 2003. Consolidated net sales for the first quarter of 2003 increased
12.0 percent to $160.5 million in constant dollars, when compared to the first quarter of 2002.
    When compared to the first quarter of 2002, outerwear sales decreased 1.9 percent to $36.0 million, while sportswear sales increased 20.9 percent to $97.8 million and footwear sales increased by 47.0 percent to $29.7 million. Accessories sales were flat year over year at $5.4 million.
    Tim Boyle, Columbia's president and chief executive officer, commented, "The strength of our brands and business globally contributed to exceptional first quarter results. Based on previously announced spring season bookings, worldwide sales continued to expand during the period, led by strong growth in our sportswear and footwear product lines. The acceleration of our spring business globally is in part the result of previously discussed management restructurings in sportswear and footwear, coupled with innovative product development. Our ability to efficiently source and distribute our products, combined with strong demand, contributed to expanding gross margins, operating leverage and record first quarter earnings."
    Net income expanded 65.6 percent to a first quarter record $14.9 million. Net income growth was primarily the result of (1) increased sales volumes in spring sportswear and footwear in all key geographic markets, (2) a 270 basis point improvement in gross margin to 45.4 percent compared to 42.7 percent for the first quarter of 2002, and
(3) continued improvement in operating leverage which resulted in a decrease in sales, general and administrative (SG&A) expenses to 31.4 percent of sales compared to 32.3 percent of sales for the first quarter of 2002. The increase in gross margin was primarily the result of continued sourcing improvements for spring products and lower volume sales of fall closeout products at higher margins. The leverage gained through SG&A was primarily the result of continued cost control measures with focus on personnel, capital and other discretionary spending.

    Backlog

    The Company reported that as of March 31, 2003, consolidated backlog increased 12.4 percent to $656.7 million, compared to consolidated backlog of $584.4 million at March 31, 2002. Of this total, fall product backlog at March 31, 2003 was $571.7 million, an increase of 10.4 percent when compared to fall product backlog of $517.8 million from the prior year. Due to the acquisition of Mountain Hardwear late in the quarter, Mountain Hardwear projected backlog is not included in the reported backlog; however, second quarter and full year financial guidance includes projected Mountain Hardwear results.
    Boyle commented, "Fall backlog growth was stronger than previously anticipated, led by sportswear and footwear growth in all key geographic regions, and benefited by foreign currency strength in our direct markets. Geographically, strength in the backlog numbers for fall 2003 was led by international markets including Europe, Japan, and Canada. Achieving accelerating backlog growth rates in a difficult retail environment is very encouraging and underscores the value offered by Columbia's brands."

    Guidance

    Boyle continued, "Based on the backlog we released today and including Mountain Hardwear projected results, we currently believe that our strategies will enable us to generate second quarter 2003 revenue growth of 18 to 20 percent and net income growth of up to 5 percent as compared to the second quarter 2002. For the full year 2003, we believe that consolidated year over year revenue growth of 12 to 14 percent is achievable. Mountain Hardwear is expected to contribute revenue of approximately $30 million for 2003. We also project consolidated net income growth of 8 to 10 percent when compared to the full year 2002. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly."
    The Company will host a conference call to elaborate on first quarter 2003 results on Thursday, April 24th at 5 p.m. Eastern. The call will include discussions regarding the Company's first quarter 2003 performance in general, the Company's geographic and merchandise category performance, and the Company's future opportunities. To participate, please dial 800-358-8449 in the United States (outside the United States, please dial 706-634-7408) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company's website at www.columbia.com. An audio replay will be available for 24 hours after the call has ended. To access, please dial 800-642-1687 in the United States (outside the United States, please dial 706-645-9291) and enter reservation # 3624344. The webcast can also be accessed on the investor information section of the Company's website at www.columbia.com until May 15, 2003.

    Founded in 1938 in Portland, Ore., Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company's Web site at www.columbia.com.

    This press release contains forward-looking statements, including Mr. Boyle's statements regarding backlog growth, anticipated revenues and earnings in 2003 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company's Annual Report on Form 10-K under the heading "Factors That May Affect Our Business and the Price of Our Common Stock," and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect future revenues, earnings and deliveries include, but are not limited to, business disruptions and costs arising from disease outbreaks, acts of terrorism or military activities around the globe; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of Company customers; the Company's ability to cost-effectively integrate Mountain Hardwear into its existing operations; the Company's ability to effectively deliver its products to customers in a timely manner due to potential service interruptions; the Company's reliance on product acceptance by consumers; effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring which affects demand for the Company's products); dependence on independent manufacturers and suppliers; effectiveness of the Company's sales and marketing efforts; intense competition in the industry (which the Company expects to increase); the Company's ability to achieve and manage growth effectively; international risks including trade disruptions, political instability in foreign markets, exchange rate fluctuations, changes in quotas and tariffs or other duties; effective implementation and expansion of the Company's distribution facilities; operations of the Company's and third party computer systems; and the Company's ability to establish and protect its intellectual property. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release, to conform them to actual results or to changes in our expectations.


                      COLUMBIA SPORTSWEAR COMPANY

                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                                       March 31,
                                                 ---------------------
                                                    2003       2002
                                                 ---------- ----------
 Current Assets:
   Cash and cash equivalents                     $ 179,197  $ 123,910
   Accounts receivable, net                        130,156    104,964
   Inventories                                     115,759    114,342
   Deferred tax asset                               10,884     13,872
   Prepaid expenses and other current assets         4,798      4,149
                                                 ---------- ----------
    Total current assets                           440,794    361,237

 Property, plant and equipment, net                122,557    104,400
 Intangibles and other assets                       36,027      7,549
                                                  ---------  ---------
    Total assets                                 $ 599,378  $ 473,186
                                                  =========  =========

 Current Liabilities:
   Notes payable                                 $   9,928  $  28,381
   Accounts payable                                 37,781     31,150
   Accrued liabilities                              25,590     20,275
   Current portion of long-term debt                 4,502      4,776
                                                  ---------  ---------
    Total current liabilities                       77,801     84,582

 Long-term debt                                     20,183     24,507
 Deferred tax liability                              7,104        842
 Shareholders' equity                              494,290    363,255
                                                  ---------  ---------
    Total liabilities and shareholders' equity   $ 599,378  $ 473,186
                                                  =========  =========


                CONSOLIDATED STATEMENTS OF OPERATIONS
          (In thousands, except share and per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                     2003       2002
                                                 ---------- ----------

Net sales                                        $ 168,871  $ 143,299
Cost of sales                                       92,127     82,148
                                                 ---------- ----------
  Gross profit                                      76,744     61,151
                                                      45.4%      42.7%

Selling, general, and administrative                53,056     46,227
                                                 ---------- ----------
Income from operations                              23,688     14,924

Interest (income) expense, net                        (183)       109
                                                 ---------- ----------
Income before income tax                            23,871     14,815

Income tax provision                                 8,952      5,852
                                                 ---------- ----------
Net income                                       $  14,919  $   8,963
                                                 ========== ==========

Net income per share:
  Basic                                          $    0.38  $    0.23
  Diluted                                        $    0.37  $    0.22
Weighted average shares outstanding:
  Basic                                             39,768     39,302
  Diluted                                           40,399     40,010

    CONTACT: Columbia Sportswear Company
             David W. Kiser, 503/985-4584